Exhibit 99.1

Smart Balance Authorizes Stock Repurchase Program

•	Two-year, $25 million program starts in 2010

Paramus, N.J. (December 16, 2009) – Smart Balance, Inc. (NasdaqGM: SMBL) announced today that its board of directors has authorized a two-year stock repurchase program of up to $25 million, to begin in 2010.

“The repurchase program demonstrates the confidence we have in the prospects of our Company and shows our commitment to deliver long-term value for all of our shareholders, while at the same time making prudent use of funds,” said Stephen Hughes, Smart Balance, Inc. Chairman and Chief Executive Officer.

 Any purchases under Smart Balance’s repurchase program may be made from time to time in the open market or through privately negotiated transactions beginning in 2010.  Depending on market conditions, compliance with the stock repurchase provisions of the Company’s credit agreement, and other factors, these purchases may be commenced or suspended at any time, or from time to time, without prior notice.  The stock purchase plan will expire on December 31, 2011 unless extended by the board of directors.

Forward-looking Statements

Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions.  Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including those risks and uncertainties set forth in the Company’s filings with the SEC and the Company’s ability to:

•	raise prices as fast as commodity costs increase;
•	introduce and expand distribution of new products;

•	meet marketing and infrastructure needs;
•	meet long-term debt covenants; and
•	increase volume in case shipments in a competitive environment with rising costs and an increasingly price sensitive consumer.

About Smart Balance, Inc.

Smart Balance, Inc. (NasdaqGM: SMBL) is committed to providing superior tasting heart healthier alternatives in every category it enters by avoiding trans fats naturally, balancing fats and/or reducing saturated fats, total fat and cholesterol.  The Company’s products include Smart Balance® Buttery Spreads, Milk, Butter Blend Sticks, Sour Cream, Peanut Butter, Microwave Popcorn, Cooking Oil, Mayonnaise, Non-Stick Cooking Spray and Cheese.  For more information about products and the Smart Balance™ Food Plan, visit http://www.smartbalance.com.

Media Contact:	Investor Contact:
Kaitlin Kenny	John Mintz
Account Executive	Vice President Finance &
TBC Public Relations	Investor Relations
kkenny@tbc.us	Smart Balance, Inc.
410-986-1275	investor@smartbalance.com
201-568-9300